As filed with the Securities and Exchange Commission on June 2, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5258327
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1035 O’Brien Drive

Menlo Park, CA 94025

(650) 272-6269

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2014 Equity Incentive Award Plan

2014 Employee Stock Purchase Plan

Inducement Restricted Stock Unit and Stock Option Awards

(Full Title of the Plan)

Jennifer Cheng

Vice President and General Counsel

Adverum Biotechnologies, Inc.

1035 O’Brien Drive

Menlo Park, CA 94025

(650) 272-6269

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin Masuda, Esq.

Adam Gottesfeld, Esq.

Munger, Tolles & Olson LLP

350 South Grand Avenue

Los Angeles, California 90071

(213) 683-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
— 2014 Equity Incentive Plan	1,672,200 shares(2)	$2.60(3)	$4,347,720(3)	$503.90
— 2014 Employee Stock Purchase Plan	418,050 shares(4)	$2.60(3)	$1,086,930(3)	$125.98
— Inducement Restricted Stock Unit Award to Leone Patterson	100,000 shares(5)	$2.60(3)	$260,000(3)	$30.13
— Inducement Stock Option Award to Leone Patterson	200,000 shares(6)	$3.44(7)	$688,000	$79.74
TOTAL	2,390,250 shares	—	$6,382,650	$739.75

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s Common Stock.
(2)	Represents shares of the Registrant’s Common Stock issuable under the 2014 Equity Incentive Award Plan (the “2014 Plan”) as the result of the annual evergreen increase.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) promulgated under the Securities Act, based on the average of the high and the low prices of the Registrant’s Common Stock as reported on The NASDAQ Global Market on May 31, 2017.
(4)	Represents shares of the Registrant’s Common Stock issuable under the 2014 Employee Stock Purchase Plan as a result of the annual evergreen increase.
(5)	Consists of shares of the Registrant’s Common Stock underlying a restricted stock unit award granted to Ms. Patterson on June 15, 2016 as an inducement material to her acceptance of employment with the Registrant, in accordance with the inducement grant exception under NASDAQ Rule 5635(c)(4).
(6)	Consists of shares of the Registrant’s Common Stock underlying a stock option granted to Ms. Patterson on June 15, 2016 as an inducement material to her acceptance of employment with the Registrant, in accordance with the inducement grant exception under NASDAQ Rule 5635(c)(4).
(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share is based on the price at which such option may be exercised, which was the closing price of a share of the Registrant’s Common Stock on the applicable date of grant of such option as reported on The NASDAQ Global Market.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Adverum Biotechnologies, Inc. (the “Registrant”) in part for the purpose of registering an additional 1,672,200 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the Registrant’s 2014 Equity Incentive Award Plan (the “2014 Plan”) and an additional 418,050 shares of Common Stock for issuance under the Registrant’s 2014 Employee Stock Purchase Plan (the “ESPP” and, together with the 2014 Plan, the “Plans”). Accordingly, pursuant to General Instruction E of Form S-8, and only with respect to the Common Stock being registered under the Plans, this registration statement incorporates by reference the contents of the registration statements on Form S-8 relating to the Plans filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on October 14, 2014 (File No. 333-199296), April 14, 2015 (File No. 333-203398) and May 18, 2016 (File No. 333-211439).

This registration statement on Form S-8 is also being filed for the purpose of registering 200,000 shares of Common Stock issuable upon the exercise of a stock option and 100,000 shares of Common Stock issuable upon settlement of restricted stock units granted to Leone Patterson as an inducement material to her entry into employment with the Registrant, in accordance with NASDAQ Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this registration statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Adverum Biotechnologies, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(i)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 9, 2017, including portions of the Registrant’s proxy statement from the Registrant’s 2017 Annual Meeting of Stockholders to the extent incorporated by reference into the Registrant’s Annual Report on Form 10-K;

(ii)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, as filed with the SEC on May 9, 2017;

(iii)	the Registrant’s Current Reports on Form 8-K filed with the SEC on February 3, 2017, February 10, 2017, February 14, 2017, March 1, 2017, March 14, 2017, March 20, 2017, March 24, 2017, April 20, 2017, April 21, 2017 and April 27, 2017; and

(iv)	the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-36579), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 28, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders, or document or current report furnished under any current or future items of Form 8-K (including current Items 2.02 and 7.01, and exhibits furnished on such form that relate to such items), in each case, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duties of care as directors. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have also entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made under this Item 8 to the exhibit index included in this registration statement.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, California, on this 2nd day of June, 2017.

ADVERUM BIOTECHNOLOGIES, INC.

By:	/s/ Leone Patterson
Leone Patterson

Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below does hereby constitute and appoint Leone Patterson and Jennifer Cheng, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Paul B. Cleveland	Executive Chairman of the Board and Principal Executive Officer	June 2, 2017
Paul B. Cleveland	(Principal Executive Officer)

/s/ Leone Patterson	Chief Financial Officer	June 2, 2017
Leone Patterson	(Principal Financial and Accounting Officer)

/s/ Amber Salzman, Ph.D.	Director, President and Chief Executive Officer	June 2, 2017
Amber Salzman, Ph.D.

/s/ Mitchell H. Finer, Ph.D.	Director	June 2, 2017
Mitchell H. Finer, Ph.D.

/s/ Patrick Machado	Director	June 2, 2017
Patrick Machado

/s/ Steven D. Schwartz, M.D.	Director	June 2, 2017
Steven D. Schwartz, M.D.

Signature	Title	Date

/s/ Richard N. Spivey, Pharm.D., Ph.D.	Director	June 2, 2017
Richard N. Spivey, Pharm.D., Ph.D.

/s/ Thomas Woiwode, Ph.D.	Director	June 2, 2017
Thomas Woiwode, Ph.D.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Exhibit Number	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation.	10-K	May 9, 2017	3.1

4.3	Amended and Restated Bylaws.	8-K	May 12, 2016	3.2

4.4	Form of Common Stock Certificate.	S-1/A	July 25, 2014	4.1

5.1	Opinion of Munger, Tolles & Olson LLP.				X

23.1	Consent of Independent Registered Public Accounting Firm.				X

23.2	Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney (included on signature page hereto).				X

99.1	2014 Equity Incentive Award Plan.	S-1/A	July 25, 2014	10.5

99.2	Form of Stock Option Grant Notice and Stock Option Agreement under the 2014 Equity Incentive Award Plan.	S-1/A	July 25, 2014	10.17

99.3	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2014 Equity Incentive Award Plan.	S-1/A	July 25, 2014	10.18

99.4	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2014 Equity Incentive Award Plan.	S-1/A	July 25, 2014	10.19

99.5	Form of Inducement Stock Option Agreement				X

99.6	Form of Inducement Restricted Stock Unit Award Agreement				X